PRODUCT SALE & PURCHASE CONTRACT

BY & BETWEEN

RANCHER ENERGY CORP.

(BUYER)

and

ANADARKO PETROLEUM CORPORATION

(SELLER)

DATED

December 15, 2006

PRODUCT SALE & PURCHASE CONTRACT

THIS PRODUCT SALE & PURCHASE CONTRACT (the “Contract”), is made and entered into as of December 15, 2006 by and between Anadarko Petroleum Corporation with a business address of 1201 Lake Robbins Drive, The Woodlands, Texas 77380 (“Seller”) and Rancher Energy Corp. with a business address of 1050-17th Street, Suite 1700 Denver, Colorado 80202 (“Buyer”).

WITNESSETH:

WHEREAS, Seller owns certain rights to market carbon dioxide (“Product”) and Seller desires to sell and tender for delivery to Buyer, and Buyer desires to purchase and accept from Seller, certain quantities of Product under the terms and conditions of this Contract; and

WHEREAS, Seller has certain rights to transport Product on ExxonMobil’s 60-mile, 20-inch CO2 pipeline from La Barge to Bairoil, Wyoming (the “ExxonMobil Pipeline”). Seller also has certain rights to transport Product on Seller’s 125-mile, 16-inch CO2 pipeline from Bairoil to Seller’s Salt Creek oil field (the “Anadarko Pipeline”); and

WHEREAS, Buyer wishes to purchase and accept Product from Seller from the Anadarko Pipeline at the Delivery Point and Buyer will be responsible for the construction and operation of a CO2 pipeline from the Delivery Point to the southeastern portion of Buyer’s fields in the South Glenrock Area of Wyoming (“Buyer’s Pipeline”);

NOW, THEREFORE, for and in consideration of the premises and the mutual benefits and covenants herein contained, Seller and Buyer hereby agree as follows:

ARTICLE I - DEFINITIONS

1.1 Defined Words and Terms. Except where the context otherwise requires another or different meaning or intent, the following words and terms as used herein shall have the meanings indicated:

(a)  “Actual Monthly Amount” means an amount determined by multiplying the actual quantity of Product, in Mcf, delivered to Buyer at the Delivery Point during the Month, by the Unit Price for such Month; provided, however, that if Buyer fails to take 25MMcf on any Day during such Month, the Actual Monthly Amount shall be the sum of the Unit Price multiplied by (i) plus the Unit Price multiplied by (ii), where (i) is the actual quantity of Product delivered to Buyer for each Day during the Month on which Buyer was delivered 25 MMcf or more, and (ii) is 25 MMcf for each Day during the Month on which Buyer was delivered less than 25 MMcf.

(b)  “Annual Quantity” means for each Contract Year, the DCQ multiplied by the number of Days in that Contract Year.

(c)  “Bcf” means 1 Billion Cubic Feet.

(d) “Calendar Quarter” means a three-month period beginning on January 1, April 1, July 1, or October 1 of any Contract Year.

(e) “CO2” or “Carbon Dioxide” means a substance composed of molecules, each containing one atom of carbon and two atoms of oxygen.

(f)  “Contract Year” means a one-year period beginning on the first Day of the first Month following the date on which Product has first been delivered hereunder and on each subsequent anniversary of such first Day, provided that any period from the date of first deliveries to the first Day of the Month next following shall be deemed a part of the first Contract Year.

(g) “Cubic Foot” means the amount of Product which would occupy one cubic foot of space at a base pressure of 14.65 Psia and at a base temperature of 60o degrees Fahrenheit.

(h)  “DCQ” or “Daily Contract Quantity” for any period means the Daily quantity of Product set out in Exhibit “A” or as otherwise determined under this Contract for such period.

(i) “Day” means a period beginning at 7:00 a.m. (Mountain Time) on a calendar day and ending at 7:00 a.m. (Mountain Time) on the next succeeding calendar day. The date of a Day shall be that of its beginning.

(j)  “Delivery Point” means the outlet flange of the meter station at the end of the Anadarko Pipeline in the Salt Creek oil field, as made available to Seller and as requested by Buyer.

(k)  “Mcf” means 1,000 Cubic Feet.

(l) “MCQ” or “Minimum Contract Quantity” means the quantity of Product determined by multiplying 25 MMcf by the number of Days in the Primary Term.

(m) “MMA” or “Minimum Monthly Amount” means the amount determined by multiplying the Minimum Monthly Quantity by the Unit Price.

(n) “MMQ” or “Minimum Monthly Quantity” means the arithmetical sum for each Day during any given Month of the quantity of Product nominated for delivery hereunder by Buyer and confirmed by Seller.
Notwithstanding the foregoing, and except as excused by events of force majeure as defined in Article XIV or as provided in Paragraph 3.2, the Minimum Monthly Quantity shall not be less than 25 MMcf multiplied by the number of Days in the Month.

(o) “MPR” or “Minimum Purchase Requirement” means the product of 25 MMcf multiplied by 365 multiplied by 10.

(p)  “MMcf” means 1,000,000 Cubic Feet.

(q)  “MMcf/d” means 1,000,000 Cubic Feet per Day.

(r)  “Month” means a period beginning at 7:00 a.m. (Mountain Time) on the first Day of a calendar month and ending at 7:00 a.m. (Mountain Time) on the first Day of the next succeeding calendar month.

(s)  “Psia” means pounds per square inch absolute.

(t)   “Psig” means pounds per square inch gauge.

(u) "Product" means a substance composed primarily of Carbon Dioxide and meeting the specifications set forth in Article IX hereof.

(v)  “Tender for Delivery” means Seller making a certain quantity of Product available to Buyer at the Delivery Point(s) pursuant to the terms and conditions herein.

(w) “Termination Payment” means an amount of money Buyer will pay Seller if Buyer elects to terminate this contract pursuant to Paragraph 5.6.

(x)  “Total Contract Quantity” means the sum of the Annual Quantity for each Contract Year during the Primary Term of the Contract, which shall be reduced at the end of each Contract Year in accordance with Paragraph 4.1 hereof.

(y)  “Unit Price” means, as to any period, the applicable Product price per Mcf determined pursuant to Article V.

ARTICLE II - CONTRACT TERM

2.1 Primary Term. The Primary Term of this Contract will commence upon the later to occur of January 1, 2008, or the date of the first delivery of Product hereunder. The Primary Term of this Contract shall terminate on the earlier of (i) the Day that the Total Contract Quantity has been taken and paid for by Buyer, or (ii) ten (10) years from the commencement of the Primary Term.

ARTICLE III - SCOPE OF CONTRACT

3.1 Sale and Commitment of Product. Subject to the terms, conditions and limitations of this Contract, Seller shall sell and Tender for Delivery to Buyer, and Buyer shall purchase and receive from Seller, at the Delivery Point, the quantities of Product requested by Buyer up to the Daily Contract Quantity as specified in Exhibit “A,” and, if applicable, up to the amount of any Excess Deliveries, pursuant to the provisions of Section 4.4 hereof. It is intended that the Daily Contract Quantity will be 40 MMcf/d, but Seller will endeavor to Tender for Delivery quantities up to 120% of the DCQ and Buyer will nominate at least 25 MMcf/d.

3.2 Other Sales/Purchases. Seller reserves the right to utilize Product for its own needs and to sell or contract to deliver Product to parties other than Buyer. At all times, Seller shall be entitled to fully satisfy its own needs for Product before having any obligation to Buyer hereunder. If at any time, or from time to time after satisfying its own needs for Product, Seller is unable to deliver the entire amount of Buyer’s nominated Product requirements hereunder as well as the daily contract quantity of other parties, Buyer shall be entitled to receive its share of Seller’s available deliverability based on the ratio that Buyer’s Product requirements bear to the daily contract quantities of all parties other than Seller. Subsequent to the execution of this Contract, Seller shall make a good faith effort to anticipate Product availability to meet Buyer’s requirements, and shall not knowingly utilize, sell, or contract to deliver volumes of Product to third parties so as to cause Seller to be unable to deliver Buyer’s requirements. Buyer recognizes and agrees that Seller will use commercially reasonable efforts to deliver Buyer’s requirements but if Seller is unable to meet such requirements for any reason, including its own needs exclusive of third parties, there shall be no penalty to Seller and adjustments shall be made to Buyer’s minimum obligations hereunder.

3.3 Carbon Dioxide Reserves/Transportation. Seller and Buyer understand and agree that Seller makes no warranty, either expressed or implied, of carbon dioxide volumes or reserves at any source, carbon dioxide deliverability, or the transportation of carbon dioxide.

3.4  Operations. Seller reserves the sole and exclusive right to control, manage, and operate the sources of the Product as Seller in its sole discretion shall determine. Buyer agrees to take appropriate action to obtain and reserve the greenhouse gas reduction rights addressed in Paragraph 5.8, and otherwise Buyer reserves the sole and exclusive right to control, manage, and operate Buyer’s fields on which the Carbon Dioxide is used.

3.5  Seller’s Processing Rights. Seller reserves the right, prior to delivery, to process and/or treat the Carbon Dioxide sold hereunder for any purpose, provided only that any Product delivered shall meet the quality specifications hereof unless waived by Buyer pursuant to Paragraph 9.3.

3.6. Right of First Refusal. (a) If for any reason Buyer elects to sell Buyer’s Pipeline or any of its interests within the Area of Mutual Interest (“Interest”), Buyer shall not transfer or convey such Interest except in accordance with this Paragraph 3.6. Any proposed transfer or conveyance of any such Interest shall be made subject to Article XV and to the preferential right of Seller to purchase the Interest under the same terms and conditions as the proposed transferee. In such case, Buyer shall notify Seller in writing of the same and provide at least sixty (60) Days’ notice for Seller to determine if it desires to purchase the Interest. Such notice, to be effective, shall be accompanied by an agreement executed by Buyer and the proposed transferee (the "Purchase Agreement") containing all relevant information regarding the proposed sale, transfer, assignment or conveyance, including the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the proposed transfer or sale. The Purchase Agreement shall demonstrate that completion of the sale is contingent only upon (i) the non-exercise of rights of first refusal under this Paragraph 3.6, (ii) obtaining any required governmental approvals and (iii) the satisfaction of a standard due diligence review, including such items as title, environmental, and certain other specifically itemized defects. Seller shall have the option to purchase such Interest on the same terms as set forth in the Purchase Agreement by giving written notice (the “Election Notice”) to Buyer prior to the expiration of the sixty (60) day period set forth above. If Seller has elected to purchase such Interest within the sixty (60) day period, Seller shall be irrevocably obligated to purchase such Interest. Such sale, transfer, assignment and/or conveyance to Seller shall occur as soon as reasonably possible following the receipt by Buyer of the Election Notice from Seller. Upon completion of the transaction, the Interest shall be 100% vested in Seller.

(b) If Seller does not exercise its preferential right to purchase by providing written notice within such sixty (60) day period, then Buyer may effect the transfer described in the notice at any time not later than ninety (90) days after the end of the sixty (60) day option period, at a price not less than and on terms no more favorable to the transferee than the price and term stated in the notice provided for hereinabove. If such a transfer is made, the preferential right to purchase shall continue as to the Interest acquired by said transferee. If the Interest is not transferred within such ninety (90) day period, then any subsequent proposal to transfer the same shall be subject to the provisions of this Paragraph 3.6 as though such Interest had never been offered for transfer. If the sale or transfer is not completed within the one hundred fifty (150) day period, all of the Interest originally offered shall again become subject to the provisions of this Paragraph 3.6.

(c) All such transfers or conveyances of any such Interest of Buyer shall be made expressly subject to this Contract, and shall not be binding on Seller until a certified or other verifiable copy of the instrument evidencing such transfer or conveyance has been delivered to Seller, together with an agreement in writing, satisfactory to all parties, whereby the transferee agrees to be bound by the terms and provisions of this Contract and expressly assumes all of the obligations of Buyer as set forth herein.

ARTICLE IV - QUANTITIES

4.1 Commencement of Deliveries and Daily Contract Quantity. Commencing with the first Day of the Primary Term, Seller shall Tender for Delivery and Buyer shall take at the Delivery Point, all quantities of Product requested by Buyer, up to Buyer’s then currently effective DCQ, as specified in Exhibit “A.” The Total Contract Quantity shall be reduced at the end of each Contract Year on a cumulative basis through the Primary Term of this Contract ("Contract Quantity Balance"), by the greater of: (i) the actual quantity of Product delivered to Buyer in that Contract Year, or (ii) by the Annual Quantity applicable for that Contract Year, until the Contract Quantity Balance equals zero (0).

4.2 Delivery Rates. Buyer and Seller recognize that due to actual operating conditions, the delivery or take of Product may not necessarily be of a constant rate. However, Buyer and Seller agree to cooperate fully with one another to maintain as constant a rate of take as is operationally possible and in adjusting Daily and Monthly deliveries hereunder.

4.3 Monthly Delivery Nominations. Buyer shall notify Seller Monthly by giving at least seven (7) Days’ advance written notice, of its daily Product volume requirements for the next succeeding Month. In the event Buyer fails to give to Seller the requisite seven (7) Days’ prior notice, then the daily Product volume requirements shall be the same as those for the then current Month. Upon agreement by Seller, Buyer may request a change in its daily requirements for any particular Month by giving Seller twenty-four (24) hours’ prior notice of such changes in its daily requirements from time to time. Upon receipt of such notice given to Seller at the location and number set out below, and subject to Seller’s agreement, Seller shall undertake to conform its deliveries to Buyer’s revised requirements and shall notify Buyer as soon as practical if it is unable to do so. Buyer shall utilize its commercially reasonable efforts to minimize the number of changes in the Monthly nominations. Each oral request for changes in Buyer’s requirements shall be confirmed by written notice by Buyer to Seller within seven (7) business Days after such request.

4.4 Excess Deliveries. On any given Day during the Primary Term of this Contract, Buyer may request and Seller may Tender for Delivery, a quantity of Product up to 120% of the Daily Contract Quantity, provided however, it is at Seller’s sole discretion to make available to Buyer deliveries in excess of 100 % of the Daily Contract Quantity, if any.

4.5 Reduced Deliveries Due to Common Carrier Obligations. If any of the ExxonMobil Pipeline, the Anadarko Pipeline or Buyer’s Pipeline is or becomes a common carrier facility by operation of law or otherwise, and if the capacity of said pipeline is insufficient to accommodate (1) the shipments tendered by Seller under all contracts (including this Contract) to which Seller is a party which require transportation by Buyer’s Pipeline, and (2) all shipments tendered by other shippers, then Seller shall be obligated to deliver to Buyer only that volume which may be transported under common carrier rules and regulations.

4.6 Emergency Shutdown. In the event of an emergency that poses danger to life or property, no prior notice shall be necessary before partial or total shutdown by either Seller or Buyer, but notice of such shutdown and the reason therefor shall be given as soon as practical thereafter, by telephone, facsimile, e-mail or other electronic means at the locations and numbers set out below. The party causing the shutdown shall immediately take all steps reasonable under the circumstances to end such shutdown. In the event any Government regulatory requirement mandates a shutdown by either Seller or Buyer, notice shall be given to the other party to this Contract as soon as practical after receipt of the governmental notice requiring such shutdown.

Seller:	Buyer:

Anadarko Petroleum Corporation	Rancher Energy Corp.
Attn. Danny Morse:	Attn. John Works
Production Superintendent	999-18th Street,Suite 1740
Salt Creek Operations Center	Denver, Colorado 80202
Phone: +1.307.437.9500	Phone: +1.303.629.1122
Fax: +1.720.904.5698

4.7 Planned Shutdown. In the event a planned shutdown becomes necessary for either Seller or Buyer on a non-emergency basis, such party shall provide thirty (30) Days’ notice to the other as provided in the Article XVI hereof.

ARTICLE V - PRODUCT PRICE

5.1 Unit Price.

(a)  Buyer shall pay to Seller a Unit Price for each Mcf of Product. The Unit Price for each Calendar Quarter shall be determined by indexing to the average price per barrel posted by Chevron Crude Oil Marketing and Tesoro Refining and Marketing Company (or their successors) for Southwestern Wyoming Sweet Crude Oil price as follows:

(i) the preceding Calendar Quarter's simple average of each Day's closing prices per barrel for Southwestern Wyoming Sweet Crude Oil shall be calculated (“Wyoming Sweet Average Price”)

(ii) the Wyoming Sweet Average Price shall be compared to an index price of $40.00 per barrel (“Index Price”)

(iii) if the Wyoming Sweet Average Price is greater than the Index Price, the Unit Price for such Calendar Quarter shall be increased by the arithmetic ratio of such difference.

(iv) if the Wyoming Sweet Average Price is equal to at least $30.01, but is less than $40.00, the Unit Price for such Calendar Quarter shall be $1.50

(v) if the Wyoming Sweet Average Price is $30.00 or less, the Unit Price for such Calendar Quarter shall be $1.35.

(b)   For the initial Calendar Quarter (or portion thereof) under the Contract, the Unit Price shall be $1.50 per Mcf. For all subsequent Calendar Quarters under the Contract, the Unit Price shall be calculated by as provided in this Article V.

(c)  Notwithstanding the provisions of Paragraph 5.1(b), the Unit Price shall never be less than $1.35 per Mcf. If Seller’s cost of Product to be delivered under this Contract ever exceeds the Unit Price, then at Seller’s option, Buyer will meet with Seller and attempt in good faith to negotiate a revised Unit Price affording Seller a reasonable return under this Contract. If Buyer and Seller are unable to agree upon a revised Unit Price, then Seller may terminate this Contract by giving written notice of termination to Buyer and Buyer shall pay Seller the Termination Payment due pursuant to Paragraph 5.6.

5.2 Take-or-Pay Obligation.

(a) Each Month during the Primary Term of this Contract, Buyer shall pay Seller an amount equal to the greater of: (i) the Minimum Monthly Amount, or (ii) the Actual Monthly Amount.

(b) The Minimum Monthly Amount shall be reduced each Month for any deficiencies in the amount of Product made available by Seller to Buyer due to (i) force majeure as defined in Article XIV, or (ii) failure by Seller to deliver quantities of Product up to Buyer’s take or pay obligation.

(c) Buyer shall provide Seller with a surety bond to ensure Buyer’s payment of any take or pay obligation incurred pursuant to this Paragraph 5.2. Such bond shall name Seller as beneficiary, shall be approved by Seller as to form and issuer, shall be maintained for the life of the Contract and shall be of sufficient size to cover Buyer’s yearly take or pay requirements and the DCQ requirements.

5.3 Overriding Royalty. As further compensation hereunder Buyer shall convey to Seller an overriding royalty interest in any production from its fields within the Area of Mutual Interest described in Exhibit “B” attached hereto and incorporated herein by this reference. Such overriding royalty interest shall be of 8/8ths interest proportionally reduced to the working interest of Buyer and shall be equal to one percent (1%) in Contract Year Number One; two percent (2%) in Contract Year Number Two; three percent (3%) in Contract Year Number Three; four percent (4%) in Contract Year Number Four; and five percent (5%) in Contract Year Number Five and in all subsequent years. The Overriding Royalty shall be in the form of a recordable assignment acceptable to Seller and shall cover all depths in which Product is utilized, whether by direct injection, recycling, zone recharge or other utilization in the lands subject to the Area of Mutual Interest.

5.4 Deficiency Credit. If in any Month the MMQ is less than 25 MMcf multiplied by the number of Days in such Month and Buyer makes a payment to Seller under Paragraph 5.2 applicable to such Month, the amount of such Paragraph 5.2 payment will be credited to Buyer as a “Deficiency Credit.” If a Deficiency Credit balance has been established, the Deficiency Credit balance will be increased each Month by any amount that Buyer pays pursuant to Paragraph 5.2 or decreased each Month by the amount that Buyer’s payment for such Month exceeds the product of 40 MMcf per Day of such Month multiplied by the applicable Unit Price. Seller’s monthly invoice to Buyer will be adjusted to reflect any decreases in the Deficiency Credit by the lesser of the Deficiency Credit or the amount of the latest payment Buyer has made to Seller pursuant to Paragraph 5.2. In no event will the Deficiency Credit balance be increased or decreased until Buyer makes payment to Seller pursuant to Section 5.2, and in no event will the Deficiency Credit balance be less than zero.

5.5 Deficiency Credit Expiration. Buyer may carry forward Deficiency Credit balances for a period not to exceed 48 months after the Month that the Deficiency Credit is earned, and with a time limit of 24 months after the end of the Primary Term. Any Deficiency Credit not applied by the earlier of (a) within 48 months after it is earned or (b) within 24 months after the end of the Primary Term, shall automatically terminate without further action or obligation of Buyer or Seller.

5.6 Termination Payment. Buyer shall have the right to terminate this Contract at any time during the Primary Term by delivering a written notice to Seller and a payment in the amount of the Termination Payment. The Termination Payment shall equal an amount determined by multiplying the Unit Price for the Calendar Quarter immediately preceding Seller’s receipt of such termination notice by a volume of Product equal to one-fourth (1/4) of the arithmetical difference between the Total Contract Quantity and cumulative quantity of Product paid for by Buyer at the time of the notice.
For purposes of illustration only, the Termination Payment shall be calculated as follows:

P Term = P Unit x (146 BCF - V cum)
4

Where	P Term = Termination Payment
P Unit = Unit Price at time Termination Payment is determined
V Cum = Cumulative quantity of Product paid for by the Buyer at the time of the notice

If this Contract is terminated due to Buyer's default, then Buyer shall on or before sixty (60) Days following the receipt of notice from Seller of such default, pay to Seller an amount equal to the Termination Payment. Without limiting either party’s rights to indemnification hereunder, Seller’s right to receive the Termination Payment shall be Seller’s sole remedy under this Contract for any such default by Buyer. If the Contract is terminated due to Seller’s default, Buyer will not be obligated to make any Termination Payment.

5.7Commencement of Payment. Buyer’s obligation to pay Seller pursuant to this Article V shall begin on the first Day of the Primary Term.

5.8Greenhouse Gas Reduction Rights. Greenhouse Gas Reduction Rights (“GHGRR”) means the recognition, award, or allocation of credits, allowances, permits, or other tangible rights, whether created through government program or private contract now or in the future, associated with the production, avoidance, capture, sequestration, or other control of greenhouse gases.

a.)	Buyer and Seller agree that Buyer shall retain 25% of the GHGRR and provide or convey to Seller 75% of the GHGRR in kind or in value at Sellers sole discretion.

b.)
Buyer and Seller agree that Buyer and Seller each shall have the exclusive right to apply for, claim, use, or sell all GHGRR associated with its share of the carbon dioxide sold under this Contract as specified in paragraph 5.8(a) consistent with applicable laws of the United States and international law, including the right to sell or trade domestically or internationally.  This right includes the right to count or claim any applicable reductions pursuant to the Department of Energy’s Climate Challenge Program as modified from time to time, to register all such reductions pursuant to § 1605 of the Energy Policy Act of 1992 and other related public and private registries, and any other governmental, public, or private program designed to encourage or reward the reduction of greenhouse gas emissions or emission reductions.

c.)
Seller and Buyer each agrees to provide the necessary information and to take reasonably appropriate action to obtain and reserve GHGRR's and to monitor, document and preserve GHGRR in such form needed to qualify as an emission reduction.

ARTICLE VI - DELIVERY POINT AND PRESSURE

6.1 Delivery Point and Pressure. Seller shall Tender Product for Delivery to Buyer at the Delivery Point. Title to and ownership of all Product delivered under this Contract shall pass to and vest in Buyer at the Delivery Point. Seller shall Tender Product for Delivery at a sufficient pressure to enter the Delivery Point; provided, however, Seller shall not be obligated to deliver Product at a pressure greater than 2,500 Psig. Seller shall install a tap and control station as required to supply Buyer with Product at Delivery Point, and Buyer shall reimburse Seller for Seller’s actual cost incurred to install such tap and control station.

ARTICLE VII - TAXES

7.1  Tax Liability. Seller shall pay or cause to be paid all taxes and assessments imposed on Seller with respect to the Product delivered hereunder prior to its delivery to Buyer, and Buyer shall pay or cause to be paid all taxes and assessments imposed on Buyer with respect to the Product delivered hereunder upon and after its receipt by Buyer. Neither party shall be responsible or liable for any taxes or other statutory charges levied or assessed on or against any of the facilities of the other party.

7.2   Tax Reimbursement. Subject to the conditions hereinafter set forth, Buyer shall pay to Seller fifty percent (50%) of any new or additional tax imposed on the Product delivered hereunder by any governmental authority. The term "new or additional tax" shall mean any occupation, service, production, severance, gathering, transmission, value-added or excise fee, tax or assessment levied, assessed or fixed by governmental authority and shall include taxes similar in nature or equivalent in effect (but not including income, excess profits, capital stock, franchise, or general property taxes) in respect of or applicable to the Product delivered hereunder, in addition to or greater than any being assessed as of the effective date of this Contract, and for which Seller shall be liable, either directly or indirectly, or through an obligation to reimburse others. Reimbursement of any additional tax shall be effected as a part of Buyer's regular monthly payment for Product hereunder. The tax reimbursement provided for herein shall not apply to any delinquent interest or penalty payments associated with any such new or additional tax.

7.3  Transaction Taxes. Buyer agrees that the Unit Price under this Contract does not include sales, use, or like taxes (“Transaction Tax”) currently or prospectively imposed by a Federal, State, or local taxing authority. As applicable, Seller shall collect any such Transaction Tax from Buyer at the time the invoice for the Carbon Dioxide is due. Seller shall separately state the amount of Transaction Tax, the Transaction Tax rate, and name of the taxing authority on the invoice. In lieu of remitting any billed Transaction Tax, Buyer may submit a properly completed and signed exemption certificate or other written evidence of exemption, so long as the evidence meets requirements cited by the applicable taxing authority.

7.4 Termination by Seller. Buyer will begin accepting delivery of Product by January 1, 2008. If Buyer has not initiated delivery of Product hereunder by January 1, 2008, Seller may terminate this Contract by giving written notice of termination to Buyer and Buyer shall pay Seller the Termination Payment due pursuant to Paragraph 5.6. If Buyer fails to take delivery of Product hereunder in any six months within any twelve consecutive month period, then Seller may terminate this Contract by giving written notice of termination to Buyer and Buyer shall pay Seller the Termination Payment due pursuant to Paragraph 5.6.

ARTICLE VIII - ACCOUNTING

8.1 Payment. Seller shall notify Buyer of the total volume of Product delivered by Seller at the Delivery Point during any Month by the tenth (10th) business Day following the end of such Month. Seller shall furnish to Buyer a Monthly invoice showing the total quantity of Product delivered hereunder during the preceding Month and such invoice shall include any Deficiency Credit balance calculated under Paragraph 5.4. Buyer shall make payment to Seller of the amounts of such invoices on or before twenty (20) Days after the date of receipt of such invoice. All payments shall be mailed or electronically transferred to:

Electronic Transfer Payments:	Mail Check Payments to:

8.2 Failure to Pay. If Buyer fails to pay an amount payable to Seller hereunder when due, Seller shall have the right, upon five (5) Days’ prior written notice to Buyer, to stop delivery of the Product until Buyer pays said amount, plus interest, and brings Buyer’s account current. If Buyer disputes the amount or a portion of the amount invoiced by Seller, Buyer shall pay the invoiced amount and shall notify Seller of the amount in dispute. Buyer and Seller shall reconcile such disputes within a reasonable time period, but not to exceed sixty (60) Days, whereupon either party discovered to be owed monies, shall submit an invoice to the other party for the amount owed plus interest. The other party shall make payment in immediately available U.S. funds by check or electronic transfer to the owed party and tender such to the owed party on or before the twentieth (20th) Day after the date of such invoice. Interest shall accrue and be payable at the lesser of: (i) the highest legally permissible rate allowed by the State of Wyoming, or (ii) the Prime or Base lending rate established by the J.P. Morgan Chase Bank, N.A., New York. Interest will accrue from the date when the disputed amount was due until the date payment of the disputed amount is made. The exercise of such rights shall not constitute a waiver of, nor in any way prejudice, other remedies available to such party. If any disputes can not be settled within sixty (60) Days, then the matter shall be settled in accordance with Article 18 hereof.

8.3 Refunds. If at any time it is determined that Buyer or Seller has made an inaccurate payment to the other party under this Contract, and such deficiency or excess payment is the result of a good faith error in the Monthly statement furnished by Seller, or is or becomes the subject of a good faith dispute between Seller and Buyer, then Seller or Buyer shall, within thirty (30) Days of such determination, pay or refund to the other party the full amount of the deficiency or excess payment together with interest calculated and paid as set forth in Paragraph 8.2. The exercise of such rights shall not constitute a waiver of nor in any way prejudice other remedies available to such party.

ARTICLE IX - QUALITY SPECIFICATIONS

9.1 Specifications. The Product delivered by Seller to Buyer at the Delivery Point shall meet the following specifications, which herein are collectively called “Quality Specifications”:

(a)	Product. Substance containing at least ninety-five mole percent (95%) of Carbon Dioxide.

(b)	Water. Product shall contain no free water, and shall not contain more than thirty (30) pounds of water per MMcf in the vapor phase.

(c)	Hydrogen Sulfide. Product shall not contain more than twenty (20) parts per million, by weight, of hydrogen sulfide.

(d)	Total Sulfur. Product shall not contain more than thirty-five (35) parts per million, by weight, of total sulfur.

(e)	Temperature. Product shall not exceed a temperature of one hundred twenty degrees Fahrenheit (120[o]F).

(f)	Nitrogen. Product shall not contain more than four mole percent (4%) of nitrogen.

(g)
Hydrocarbons. Product shall not contain more than five mole percent (5%) of hydrocarbons and the dew point of Product (with respect to such hydrocarbons) shall not exceed minus twenty degrees Fahrenheit (-20[o]F).

(h)	Oxygen. Product shall not contain more than ten (10) parts per million by weight, of oxygen.

(i)
Glycol. Product shall not contain more than 0.3 (three tenths) gallons of glycol per MMCF and at no time shall such glycol be present in a liquid state at the pressure and temperature conditions of the pipeline.

9.2 Testing. Seller shall ensure that tests to determine the quality of Product are made as often as reasonably required, but at least quarterly, by approved standard methods in general use by the industry. Buyer may from time to time request, and Seller shall ensure performance of, such additional tests as Buyer reasonably deems necessary; provided, however, Buyer shall not request such additional tests more than once during any ninety (90) Day period. Buyer shall reimburse Seller for all expenses associated with such additional tests unless such additional tests show that the substance does not meet the Quality Specifications. Seller shall promptly furnish Buyer with copies of all test results upon request.

9.3 Failure to Meet Quality Specifications. In the event any Volumes delivered hereunder to Buyer fail to meet the Quality Specifications, Buyer shall have the right to waive such failure by written notice to Seller and to continue to accept and receive such Volumes. However, Buyer shall also have the right to refuse to accept such Volume in whole or part, at any time including after a waiver of such failure in accordance with the prior sentence, and may require Seller to immediately cease or reduce deliveries of such Volume to Buyer hereunder. Subject to the provisions hereof, Buyer shall have no obligation to receive or purchase any volumes which fail to meet Quality Specifications at the Delivery Point under this Contract. If Seller has so reduced or ceased deliveries hereunder, then Seller may elect, after written notice from Buyer as provided above, to remedy the cause of such failure and, if Seller so elects, Seller shall proceed with all due diligence, to timely effect such remedy. Notwithstanding anything herein to the contrary, if Seller does not satisfactorily remedy such defect within ninety (90) Days after written notice of failure to meet Quality Specifications, Buyer may cancel this Contract by written notice to Seller. As to such cancellation, the respective duties and obligations of Seller and Buyer hereunder shall terminate without further duties, obligations, and liabilities to either party, subject to settlement of previously incurred duties, obligations and liabilities. The cancellation of this Contract as herein provided shall not serve to alter Buyer’s obligations to pay for Product received. Any such termination shall be without waiver of any remedy to which the party not in default may be entitled for violation of this Contract.

ARTICLE X - MEASUREMENT

10.1 Measurement Point. The measurement point shall be located at a mutually agreeable point at or upstream of the Delivery Point, in accordance with the standards set out in this Article X. Seller shall ensure that the Product delivered hereunder shall be measured for custody transfer at the Delivery Point in accordance with the standards set forth herein.

10.2 Procedure. Custody transfer measurement of Product shall be determined on the basis of pound-mass quantities, which will be converted to cubic foot quantities on the basis of the molecular weight of the metered stream of Product calculated from the compositional analyses. The calculations for the conversion of pound mass units to cubic foot units will be made on the basis of equation-of-state calculations embodied in the CO2PROP program or another mutually acceptable method correcting for the non-ideal behavior of high content Product mixtures. Upon request, Seller shall give Buyer legible copies of recent measurement documents.

10.3 Atmospheric Pressure. The atmospheric pressure at the Delivery Point shall be based upon 14.73 Psia at sea level, corrected to actual elevation in accordance with the October 1981 standards in the American Petroleum Institute, Manual of Petroleum Standards, and may be assumed to be constant for calculation purposes.

10.4 Meter Standards. The Product delivered hereunder shall be measured with orifice meters constructed and installed in accordance with the October 1981 standards in the American Petroleum Institute, Manual of Petroleum Measurement Standards, Chapter 14, with any subsequent amendments, revisions, and additions which may be mutually acceptable to Seller and Buyer.

10.5 Temperature. The temperature of the Product shall be determined by an on-line thermometer so installed that it will sense the temperature of the Product flowing through the meters. The thermometer will be accurate to plus or minus 0.1o Fahrenheit.

10.6 Density. The density of the Product shall be determined by equation-of-state calculation based on the composition of the Product or by another mutually acceptable method.

10.7 Samples. A composite sample of the metered Product stream shall be accumulated during each month and analyzed for its composition. Composition of the Product stream may also be determined by using a mean monthly average of an on-line chromatograph.

ARTICLE XI - MEASURING EQUIPMENT AND TESTING

11.1 Meter Stations. Seller shall ensure that the measuring station for measurement of Product delivered hereunder is installed, operated, and maintained in accurate working order at or near the Delivery Point at no cost or expense to Buyer. Such meter station shall be equipped in accordance with the standards referenced in Article X and will initially consist of orifice meters of standard type, sensors, and transmitters for pressure and temperature measurement and a flow computer for real-time calculation of metered Product flow. Measurement equipment will be subject to change to allow use of improved technology under such standards if the parties mutually agree to such a change.

11.2 Meter Tests. Seller shall ensure that its measuring equipment is accurate and is operated and maintained in good repair, and that tests are made at least once each Month to ensure the accuracy of such metering equipment. Seller shall ensure that Buyer is given at least forty-eight (48) hours’ notice of each such test of the measuring equipment in order that, if Buyer desires, Buyer may have its representative present to witness such tests. If, upon any test, the measuring equipment is found to be inaccurate to the extent that it affects the aggregate measurement accuracy by an amount exceeding two percent (2%), registrations thereof shall be corrected for a period extending back to the time such inaccuracy occurred. If such time is not ascertainable, then the registrations will be corrected for the period extending back one-half (1/2) of the time elapsed since the last date of calibration; provided, no retroactive correction shall be made for recorded inaccuracies of two percent (2%) or less in the aggregate. Meters will be adjusted or repaired on a timely basis. Special tests of the measuring equipment can be requested of Seller by Buyer at any time, with the cost thereof being paid by Buyer unless the meter is found to be inaccurate by an amount exceeding two percent (2%).

11.3 Meter Out of Service. If, for any reason, any meter is out of service or under repair so that the amount of Product delivered cannot be ascertained or computed from the readings thereof or corrected under Section 11.2, the Product delivered during the period such meter is out of service or under repair shall be estimated and agreed upon by Buyer and Seller upon the basis of the best data available.

11.4 Record Retention. Buyer and Seller agree to retain detailed delivery records and measurement documents for metered quantities of Product for a period of two (2) calendar years following the end of the calendar year in which the documents are generated. Seller and Buyer shall have the right to examine and audit at reasonable times such delivery records and documents of the other party to the extent necessary to verify the accuracy of any statements, charges, computations, or demands made under or pursuant to any of the provisions of this Contract. Any inaccuracies shall be promptly corrected when discovered. Copies of such delivery records and documents will be provided to the other party upon the inquiring party’s written request and at the inquiring party’s expense. This Section shall survive any termination of this Contract for a period of six (6) Months.

ARTICLE XII - WARRANTIES

12.1 Seller’s Warranty of Title. Seller warrants title to the Product sold and delivered to Buyer hereunder.

12.2 Title Passage. As to the Product delivered and sold hereunder, title and risk of loss shall pass from Seller to Buyer at the Delivery Point.

12.3 Other Warranties. Neither party hereto makes any warranties, including any warranties of merchantability or fitness for a particular purpose, except as expressly set forth in this Contract.

ARTICLE XIII - INDEMNIFICATION

13.1 BUYER ASSUMES ALL LIABILITY FOR AND AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD SELLER, ITS AFFILIATES, ITS AND THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, INSURERS, AND SUBCONTRACTORS (COLLECTIVELY “SELLER INDEMNITEES”), HARMLESS FROM ALL CLAIMS FOR: (i) BODILY INJURY, DEATH OR DAMAGE TO THE PROPERTY OF BUYER’S EMPLOYEES, SUBCONTRACTORS AND THEIR EMPLOYEES, AND BUYER’S INVITEES; AND (ii) DAMAGE TO BUYER’S PROPERTY, ARISING OUT OF OR RESULTING FROM THE PERFORMANCE OF THIS CONTRACT, EVEN IF A PART OR ALL THE CLAIM IS CAUSED BY THE NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT, OF ANY MEMBER OF SELLER INDEMNITEES, AND/OR INVITEES OR THIRD PARTIES.

13.2 SELLER ASSUMES ALL LIABILITY FOR AND AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD BUYER, ITS AFFILIATES, ITS AND THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, INSURERS, AND SUBCONTRACTORS (COLLECTIVELY “BUYER INDEMNITEES”), HARMLESS FROM ALL CLAIMS FOR: (i) BODILY INJURY, DEATH OR DAMAGE TO THE PROPERTY OF SELLER’S EMPLOYEES, SUBCONTRACTORS AND THEIR EMPLOYEES, AND SELLER’S INVITEES; AND (ii) DAMAGE TO SELLER’S PROPERTY, ARISING OUT OF OR RESULTING FROM THE PERFORMANCE OF THIS AGREEMENT, EVEN IF A PART OR ALL OF THE CLAIM IS CAUSED BY THE NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT, OF ANY MEMBER OF BUYER INDEMNITEES, AND/OR INVITEES OR THIRD PARTIES.

13.3 The above indemnities do not include claims for special, consequential or indirect damages suffered by a party to this Contract, and each party waives any claim it may have against the other party for such damages. The above indemnity obligations also do not include indemnification for punitive or exemplary damages.

ARTICLE XIV - FORCE MAJEURE

14.1 Force Majeure. If Buyer or Seller is rendered unable, in whole or in part, by an event of force majeure to carry out its obligations hereunder (except obligations to pay money either (a) which have already been incurred at the time of the occurrence of the event of force majeure, or (b) which accrue under Buyer’s Take or Pay obligations as set out in Paragraph 5.2), then upon such party’s giving notice and reasonably full particulars of such event of force majeure in writing, or by facsimile, by e-mail, or other equivalent means, to the other party within a reasonable time after the occurrence of the event of force majeure, the obligations of the party giving such notice, so far as they are affected by such event of force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch.

The term "event of force majeure" as used herein shall mean any cause not reasonably within the control of the party claiming suspension and which, by the exercise of due diligence such party is unable to prevent or overcome. Such term shall include but not be limited to: acts of God; strikes, lockouts, or other industrial disturbances; acts of a public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; storms; floods; washouts; civil disturbances; fires; freezing of wells or of pipelines, including any interruption of Seller’s transportation rights on any third party pipeline, and any other causes, whether of the kind herein enumerated or otherwise, affecting the equipment or property of either party and not reasonably within the control of the party claiming suspension.

The settlement of strikes or lockouts or other labor disputes shall be entirely within the discretion of the party having the difficulty, and the requirement that any event of force majeure shall be remedied with all reasonable dispatch shall not require the settlement of such dispute by acceding to the demands of an opposing party, when such course is inadvisable in the discretion of the party having the difficulty.

ARTICLE XV - SUCCESSORS AND ASSIGNS

15.1 Successors and Assigns. The rights and obligations of Buyer under this Contract shall not be assigned or delegated without the prior written consent of Seller, which consent may be withheld at Seller’s discretion.

This Contract shall extend to and be binding upon the respective successors and assigns of the parties hereto. Any actual or attempted assignment, transfer, or conveyance of this Contract shall be only to a creditworthy entity and shall expressly require that the assignee, transferee, or grantee shall assume and agree to discharge the duties and obligations of its assignor under this Contract, and any such actual or attempted assignment, transfer, or conveyance hereof shall be ineffective as between the parties hereto unless such express requirement shall therein be contained, and unless each assignee, transferee, or grantee shall agree to impose an identical requirement upon any subsequent assignee, transferee, or grantee. No such actual or attempted assignment, transfer, or conveyance shall in any way operate to enlarge, alter, or modify any obligations of the other party hereto.

Any entity which shall succeed by purchase, merger or consolidation to substantially all of the assets of either party hereunder shall be subject to the duties and obligations of its predecessor in interest under this Contract.

Nothing contained in this provision shall in any way prevent either party from pledging or mortgaging its rights hereunder for security of its indebtedness.

ARTICLE XVI - NOTICES

16.1 Notices. Except as otherwise specifically set forth in this Contract, all notices, invoices, and other communications under this Contract must be in writing and shall be deemed given on the date of the addressee’s receipt thereof and shall be given only by U.S. Mail, hand delivery, overnight delivery, facsimile, e-mail, or other electronic means as follows:

If to Seller:	Anadarko Petroleum Corporation
Attn. Craig Walters:
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Telephone: 1.832.636.3085

If to Buyer:	Rancher Energy Corp.
Attn.: CO2 Contracts Dept.
999 18th Street
Denver, Colorado 80202
Telephone: 303-629-1122
FAX: 720-904-5698

ARTICLE XVII - MISCELLANEOUS

17.1 Entirety of Contract, Modification, and Non-Waiver.  This Contract constitutes the entire agreement for the sale and purchase of Product between Buyer and Seller. No statement or agreement, oral or written, made prior to or at the signing of this Contract, shall vary or modify the written terms hereof, and neither party shall claim any amendment to, modification of, or release from any provision by mutual agreement unless such agreement is in writing, signed by the authorized representatives of the parties to this Contract or by an exchange of facsimiles concerning the mutual agreement between the parties of the particular modification or amendment thereof specifically and conspicuously stating that it is a modification or amendment of this Contract. No provisions, terms, or conditions contained in any document including, by way of illustration but not by way of limitation, invoices or purchase orders, shall affect this Contract or be binding upon the parties unless the provisions, terms, or conditions have been previously agreed to in writing by the authorized representatives of the parties hereto. Buyer’s only authorized representatives who may make a mutual written modification or amendment of this Contract include Buyer’s Officers or Attorneys-in-Fact. Seller’s only representatives who may make a mutual written modification or amendment to this Contract include Seller’s Officers or Attorneys-in-Fact.

Waiver of performance of any obligations by either party or agreement by the other hereunder shall not operate as a waiver of performance of any other obligation or a future waiver of the same obligation or a waiver of any future default.

17.2 Headings. The topical headings used herein are inserted for convenience only and shall not be construed as having any substantive significance or meaning whatsoever or as indicating that all of the provisions of this Contract relating to any particular topic are to be found in any particular Section.

17.3 Exhibits. Each exhibit referred to in this Contract hereby is incorporated in this Contract by reference. All obligations of any party under such exhibit shall be considered as obligations under this Contract.

17.4 Counterpart Execution. This Contract may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

17.5 Third Party Rights. This Contract is intended for the exclusive benefit of the parties to this Contract and their respective heirs, successors, and assigns, and nothing contained in this Contract shall be constructed as creating any rights or benefits in or to any third party.

17.6 Safety. The agents and employees of each party to this Contract shall comply with all safety regulations of the other when such agents and employees are upon the premises of the other in connection with the performance of this Contract.

17.7 Termination Upon Default. If either Seller or Buyer defaults in the performance of any material obligation imposed hereunder, the other party may terminate this entire Contract by giving written notice to the defaulting party of such election. The defaulting party shall have thirty (30) Days after receipt of such notice in which to remedy such default or to indemnify the other party to the other party's reasonable satisfaction, in which event this Contract shall continue in force and effect. If such remedy or indemnity is not timely made, this Contract shall, at the end of said thirty (30) Day period, become null and void except for Buyer’s obligations under Article V to make the Termination Payment if the default is Buyer’s default, and except for any other provisions of which this Contract provides for survival after termination hereof. Notwithstanding anything contained herein to the contrary, if Buyer terminates this Contract due to a default by Seller that is not remedied within the thirty (30) Day period, Buyer shall have no obligation for the Termination Payment. Any such termination shall be without waiver of any remedy to which the party not in default may be entitled for violation of this Contract.

17.8 Applicable Law. ALL QUESTIONS CONCERNING THE VALIDITY OR MEANING OF THIS CONTRACT OR RELATING TO THE RIGHTS AND OBLIGATIONS OF THE PARTIES WITH RESPECT TO PERFORMANCE UNDER THIS CONTRACT SHALL BE CONSTRUED AND RESOLVED UNDER THE LAWS OF THE STATE OF WYOMING EXCEPT TO THE EXTENT SPECIFICALLY REGULATED BY FEDERAL LAWS, EXCLUDING ONLY ANY RULE OR PRINCIPLE CONCERNING CONFLICT OF LAWS WHICH MIGHT REFER TO THE LAWS OF ANOTHER JURISDICTION.

17.9 Relationship to the Parties. Notwithstanding any provision contained in this Contract to the contrary, this Contract is not intended to create, nor shall it be construed to create, a relationship of partnership, an association for profit, or any other relationship except that of seller and purchaser.

17.10 Invalidity. In the event any part of this Contract is declared to be invalid for any reason, this ruling shall not affect the validity of the rest of the Contract or any other part thereof.

17.11 Origin of Contract. This Contract has been jointly prepared by Buyer and Seller and there shall be no presumptions regarding such preparation which will be used against either party in connection with any subsequent judicial construction of this Contract.

17.12 Confidentiality. Notwithstanding anything to the contrary contained in this Contract, the provisions of this Contract shall be considered “Confidential Information.”

The phrase “Confidential Information” as used in this Contract shall also mean all other proprietary and non-public information, data, reports, and records which were disclosed to either Buyer or Seller, in the course of negotiation or performance of this Contract, whether in writing or orally; provided however, the information described above shall not be considered “Confidential Information” to the extent it falls into the following categories:

a. Information specifically allowed in writing to be disclosed to third parties;
b. Information which at the time of disclosure was already in the public domain;
c. Information which enters the public domain through no act or failure on the part of the other party;
d. Information which prior to disclosure was already in the possession of the recipient; and,
e. Information disclosed to a party’s successors and assigns or to third parties that have entered into a confidentiality agreement with such party in a form satisfactory to such party in its sole discretion.

Buyer and Seller shall keep the Confidential Information secret and confidential throughout the term of this Contract.

If either party is requested or required by legal process to disclose any of the Confidential Information, it will provide to the other party notice of such request or requirement so that the other party may seek an appropriate protective order or other remedy.

The confidentiality obligations and restrictions of this Section 17.12 shall not apply to a disclosure to a governmental agency, to the public, including press releases, or in judicial, administrative, or governmental proceedings pursuant to a valid subpoena or other applicable valid rule or order, but only to the extent the party intending to make a disclosure in good faith believes it is required by law or by the rules of any stock exchange or securities regulatory authority; provided however, that: (i) Prior to making any such disclosure, it shall notify the other party, and such notice shall specify and include: (A) the written statement (of the party intending to disclose) as to why such disclosure is required, (B) the date on which it intends to make such disclosure, and (C) the text of the proposed stock exchange announcement or other disclosure; (ii) The party intending to disclose shall give due consideration to any comments received from the other party within three (3) days following the date notice was received by such other party; provided however, that if the party intending to disclose believes such disclosure must be made prior to the end of such three (3) days, its notice to the other party shall convey such belief and it shall give due consideration to comments received from the other party prior to the date that it intends to make such disclosure; (iii) The party intending to disclose shall disclose only that portion of the Confidential Information required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including obtaining protective orders; and (iv) The party intending to disclose shall have the burden of proving that disclosure under this Paragraph 17.12 was required.

ARTICLE XVIII - DISPUTE RESOLUTION

18.1 Dispute Resolution.

(a) The senior managements of Buyer and Seller will attempt to resolve any and all disputes arising from this Contract. Failing a settlement between the parties, any matters shall be handled as set forth in this Section 18.1.

(b) Arbitration. Any controversy, cause of action, dispute or claim arising out of, relating to, or in connection with, this Contract, or the breach, termination or validity thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association, as amended and in effect from time to time. The tribunal for the arbitration shall consist of three arbitrators, one to be designated by each party and the third to be selected by the mutual agreement of the two arbitrators. Each party shall designate its arbitrator within twenty (20) Days of receiving a notice of arbitration. Prior to acceptance of appointment as an arbitrator, each arbitrator shall have read and affirmatively agreed to observe all provisions of the American Arbitration Association’s Code of Ethics for Arbitrators in Commercial Disputes. THE EXPEDITED PROCEDURES SET FORTH IN THE RULES SHALL APPLY AND THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF WYOMING (EXCLUDING ANY CONFLICTS OF LAWS RULES OR PRINCIPLES AS APPLIED IN WYOMING) SHALL APPLY. This Contract involves interstate commerce in several ways, including, without limitation, the fact that Seller’s facilities buy and sell materials in interstate commerce and work performed in Seller’s facilities affects interstate commerce. The choice of Wyoming law shall not be interpreted as a choice to exclude applicability of the Federal Arbitration Act to the enforceability and scope of this arbitration provision. It is therefore specifically understood that both Wyoming and federal law, neither to the exclusion of the other, apply to the enforceability and scope of this provision, and, in the event of a conflict between Wyoming and federal law, the law maximizing the enforceability and scope of this provision, including laws relating to appellate remedies, may be invoked, without excluding applicability of other law, by the Party seeking to compel arbitration. If, for purposes of determining Wyoming or federal law, a conflict or difference of opinion exists between lower state courts and lower federal courts, as the case may be, this arbitration provision, by contract, selects the precedent of that lower state court or that lower federal court that maximizes the enforceability and scope of this arbitration provision. The arbitration shall take place in Denver, Colorado. The parties specifically agree that the judgment or award of the tribunal shall be final and binding on each party and for all purposes. Judgment upon an arbitration award may be entered in any court having jurisdiction. This arbitration provision shall survive the termination of this Contract. Should the parties ever be prevented by applicable law from utilizing arbitration to resolve disputes hereunder, then the choice of law and forum provisions of this Section shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, this Contract shall be effective as set forth in this Contract.

BUYER: Rancher Energy Corp.

Date: ________________________	By: _____________________________________ Printed Name: John Works Title: President and CEO

SELLER: Anadarko Petroleum Corporation

Date: ________________________	By: _____________________________________ Printed Name: Title:

EXHIBIT “A”
TO PRODUCT SALE AND PURCHASE CONTRACT
December 15, 2006

Attached to and made a part of that certain Product Sale and Purchase Contract dated December 15, 2006 by and between Anadarko Petroleum Corporation as Seller and Rancher Energy Corp. as Buyer.

Contract Quantity Schedule

	DCQ*	Annual Quantity
Contract Year	Mcf/d	MMcf
1	40,000	14,600
2	40,000	14,600
3	40,000	14,600
4	40,000	14,600
5	40,000	14,600
6	40,000	14,600
7	40,000	14,600
8	40,000	14,600
9	40,000	14,600
10	40,000	14,600

Total Contract Quantity	146 BCF

*In no event shall the DCQ be less than 25,000 Mcf on any Day Subject to provisions of this Agreement.

EXHIBIT “B”
TO PRODUCT SALE AND PURCHASE CONTRACT
December 15, 2006

Attached to and made a part of that certain Product Sale and Purchase Contract dated December 15, 2006 by and between Anadarko Petroleum Corporation as Seller and Rancher Energy Corp. as Buyer.

Area of Mutual Interest

See Attached Map